EMPLOYMENT AGREEMENT

This Agreement is made as of the 15th day of March 2011, between:

Specialty Beverage and Supplement Inc. ("Employer" or "SBSI") with its principal office located at 836 Grundy Avenue Holbrook. NY 11741; and

Duncan Weir ("Employee"), residing at 31 Totten Place Apt#2 Babylon, NY 11702 who are hereinafter sometimes collectively referred to as "the parties."

WITNESSETH

WHEREAS Employee desires to be employed by Employer as Director of Graphic Design

WHEREAS, Employer desires to hire Employee in such capacity; and

WHEREAS, SBSI is engaged in highly competitive businesses and must maintain its competitive position by protecting its sources of supply, including existing and future suppliers, customers and distributors, methods of operation and know-how, business information and other tangible and intangible forms of confidential information and intellectual property; and

WHEREAS, Employee has been and will continue to be engaged in a fiduciary capacity in which he will receive confidential information regarding SBSI business affairs; and

WHEREAS, the parties wish to define their respective rights, duties and obligations to each other during the terms of this Agreement and thereafter.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Employment:

(A) General: SBSI employs Employee as its Director of Graphic Design, and Employee accepts such employment under the terms and conditions set forth herein, which shall supersede any different or other terms and conditions which may have been embodied in any prior Agreement between the parties hereto including any oral understanding of the parties. Employee shall be subject to all the usual and customary office policies of SBSI as may be established for employees of similar grade and position.

(B) Company Policy: Furthermore, Employee specifically confirms his understanding the Employer has established as Company Policy certain general practices, procedures and regulations which apply to all Employees and which Company Policy is incorporated in this Agreement and made a part hereof to the same extent as if such Policy statements were set out herein in full. Employee further confirms that the Company Policy may be expanded, curtailed, changed, modified or supplemented from time to time by Employer and that as so expanded, curtailed, modified or supplemented such Company Policy shall become a part of this Agreement as if such had been in effect at the date of this Agreement. Employee confirms that at the time of the execution of this Agreement Employer delivered to Employee a written copy of all Company Policy in effect as of the date hereof, which Employee has read and understands and with respect to which he has had a full and complete opportunity to ask any questions about such Company Policy and has received answers thereto from management.

2. Duties: Employee shall be responsible for all matters relating to the design/ production and application of matters/items relating to graphic design including product design, promotional items, company vehicle/truck/trailer design, business cards/letterhead/envelopes, website graphics, clothing design, etc everything related to graphic design/production/application in its entirety.

3. Term: The term of this Agreement shall be five (5) years(initial term), with a (5) year extension option able on the Employers behalf commencing on the date of this Agreement, unless sooner terminated pursuant to Section 6 below. Further, this Agreement may be terminated by either party at the end of the term hereof by the giving of written notice of the intent to so terminate not less than sixty (60) days prior to the end of the initial term, or any extension hereof. In the event that the parties shall fail to provide such notice of termination then, in such event, this Agreement shall be renewed for consecutive one-year periods upon the same terms and conditions as provided herein.

4. Extent of Services: Employee shall devote his full business time, attention and efforts to the performance of his duties hereunder, and shall use his best efforts to promote the business of SBSI. During the term hereof, Employee shall not engage in any other business activity whether or not for profit or other pecuniary advantage without the express written consent of SBSI; provided, however, that (i) Employee may invest his assets in such manner as will not require any services to be performed on his part, but only if such investments are consistent with this Agreement, and (ii) Employee shall not serve as a principal, partner, employee, officer or director of, or consultant or contractor to, any business or entity conducting business for profit without the prior written consent of SBSI.

5. Compensation and Benefits: As compensation for his services hereunder Employee shall receive the compensation set forth on Schedule A annexed hereto.

6. Termination: This Agreement shall be terminated upon the happening of any of the following:

a)       At the cessation of SBSI activities;

b)       Upon the mutual consent of the parties hereto;

c)       For cause at any time upon written notice to Employee. Employee's termination shall be "with cause" if due to any of the following:

(i) Employee's dishonesty;

(ii) An act committed by Employee that is found to be a violation of law resulting in the imposition of criminal penalties by a court of competent jurisdiction;

(iii) Employee's inability to perform his duties due to a physical or mental impairment which causes Employee to be absent from the workplace for a period of one (1) months during any year of this Agreement;

(iv) Any material breach of this Agreement;

d) upon the death of Employee except to the extent provided herein.

7. Covenant Not to Compete: Employee hereby covenants and agrees that during the term of this Agreement and for a period of twelve (12) months after termination of such Agreement hereunder:

a)       Customer Solicitation. Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of the customers of SBSI served by any employee of SBSI during the term of this Agreement for the purpose of selling to or servicing for any such customer any product or service which was provided or offered by SBSI during the term of this Agreement;

b) Interference with Customer Relationships. Employee will not, directly or indirectly, attempt or seek to cause any of the foregoing customers of SBSI to refrain from maintaining or acquiring from or through SBSI any product or service which was provided or offered by SBSI during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the customers described above shall constitute activity by Employee for the purposes of this Agreement;

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c) Supplier Solicitation. Employee will not in any way, directly or indirectly, solicit, divert, take away or accept, the business of any of SBSI suppliers (including manufacturers) or other entities with whom SBSI has any business relationship related to the services it offers to customers (collectively the "Suppliers") which were served by any SBSI employee during the term of this Agreement;

d) Interference with Supplier Relationships. Employee will not, directly or indirectly, attempt to seek to cause any of the foregoing Suppliers to refrain from selling to or supplying SBSI with any product or service which was provided or offered to SBSI during the term hereof, and will not assist any other person or persons to do so. Employee agrees that telephonic or written communication by him to any of the Suppliers described above shall constitute activity by Employee for the purposes of this Agreement.

8. Nondisclosure: Employee acknowledges that, in order for Employee to perform effectively his duties hereunder, SBSI will disclose to Employee certain valuable trade secrets and certain valuable confidential business information that have been created, discovered, or developed by, or that otherwise have become known to SBSI as a result of substantial effort, expense and time incurred by SBSI. In light of such acknowledgment, Employee agrees as follows:

a) Trade Secrets: Employee hereby acknowledges that certain processes, formulas and mechanisms used by SBSI in the operation of its business, are not generally known to the public or to other persons engaged in businesses similar to its business and, as such, constitutes its trade secrets. Employee hereby agrees never to directly or indirectly disclose or use, or assist anyone else in disclosing or using such trade secrets to any person or entity other than as authorized in the regular course of the performance of this Agreement;

b) Confidential Information: Employee hereby agrees that during the term of this Agreement and for a period of one year following termination of such employment, Employee will not divulge, disclose or make accessible to any person or entity the following confidential business information of SBSI: (I) marketing plans, strategies and forecasts; (ii) financial statements, budgets, prices, costs and financial projections; (iii) customer names, addresses and contact persons; and (iv) Supplier and the details of their business agreements, unless required in the performance of his duties hereunder or with the written permission of SBSI.

9. Property of Employer: Employee agrees that upon termination of this Agreement, he will promptly deliver to SBSI all written and other materials in his possession or control which contain any of the trade secrets and confidential business information described in paragraph 8 hereof and all other property of SBSI in his possession or control at such time, which was obtained from SBSI, or complied or produced for Employer or SBSI during the terms of this Agreement, including, but not limited to, manuals, records, data, plans, programs, program listings, flow charts, record layouts, computer parts, computer printouts, magnetic tapes, diskettes, disks, card decks, letters and customer lists with the exception of personal diaries.

10. Non-solicitation of Employees: During the term of this Agreement and for one year thereafter, Employee shall not hire or solicit for employment, directly or through or on behalf of any other party, any persons who are then employees of SBSI.

11. Relations with Third Parties and Representations of Employee;

a) Employee agrees that Employer may make known to others the existence of this Agreement and the provisions of all or any part hereof.

b) Employee represents and warrants that:

l) He is not in violation of any contract, patent or other information nondisclosure agreement or any other agreement, judgment, decree or order of any court or administrative agency affecting his right to be employed by SBSI;

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2) No contract, judgment, decree or order affect his obligations hereunder, nor does the execution of this Agreement, nor the carrying on of Employer's or SBSI business conflict with any such term, judgment, decree or order; and

3) Neither he nor any of his affiliates (as that term is defined under the Securities Act of 1933) are a party to any transaction, agreement or understanding to which Employer or SBSI is also a party except this Agreement or any agreement executed hereunder

12. Remedies; Survival; Severability:

a) SBSI and Employee agree that in the event of a breach of any of the covenants, agreements or obligations under Sections 7, 8, 9 and 10, remedies at law would be inadequate, and either party may seek injunctive relief as well as damages.

b) The covenants, agreements, representations, warranties and obligations contained in Sections 7, 8, 9 and 10 hereof shall survive the termination of this Agreement.

c) Each covenant, agreement and obligation contained in Sections 7, 8, 9 and 10 hereof shall be independent and severable from the others and should, for any reason, any be held illegal, invalid or unenforceable in whole or in part, said illegality, invalidity or unenforceability shall not affect the other covenants and obligations in said Sections.

d) In the enforcement of their rights hereunder, SBSI and Employee shall retain all of their rights under law or in equity to enforce the obligations of the other party hereunder or otherwise, and to seek relief for the acts of the other party both subject to and not subject to the terms of this Agreement.

13. Miscellaneous:

a)       Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof. No amendment, modification, waiver or attempted waiver of this Agreement or any part hereof shall be valid or binding unless made in writing and signed by the party to be bound.

b)       Modification. This Agreement may not be amended, supplemented, or modified except by a written agreement signed by the party to be charged with such modification, amendment or supplement.

c)       Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by Federal Express, express mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to which it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions hereof as follows:

If to Employer:	836 Grundy Avenue
Holbrook,NY 11741

If to Employee:	Duncan Weir
31 Totten Place Apt#2
Babylon, NY 11792

Any notice or other communication given by certified mail shall be deemed given three business days after certification thereof, except for a notice changing a party’s address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section shall be deemed given at the time of receipt hereof.

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d)       Waiver. Any waiver by any party of a breach of any term of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver hereunder must be in writing signed by the waiving party.

e)       Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

f)        No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement except as specifically stated herein.

g)       Severability. If any provision of this Agreement is hereafter held to be invalid, illegal or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed. If any provision of this Agreement is hereafter held to be invalid, illegal, or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted so as to preserve the parties' original intent, failing which, it shall be severed from this Agreement, with the balance of this Agreement continuing in full force and effect. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable. If any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

h)       Merger; Assign ability. This Agreement and the Schedules attached, or to be attached, hereto and thereto, set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all existing agreements concerning such subject matter. This Agreement may not be assigned by any party without the prior written consent of each other party to this Agreement.

i)        Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

j)        Counterparts; Governing Law; Jurisdiction. This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflict of laws. Any action, suit, or proceeding arising out of, based on, or in connection with this Agreement or the transactions contemplated hereby, or any document relating hereto or delivered in connection with the transactions contemplated hereby, may be brought only and exclusively in the Federal or State Courts located in the State of New York; and each party covenants and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such court if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement has been executed by duly authorized subject matter hereof may not be enforced in or by such court.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their seals as of the date and year first written above.

Specialty Beverage and Supplement Inc.

BY:	/s/ Peter Scalise III	Date: 03/15/2011
Peter Scalise III-CEO/COB

BY:	/s/ Scott Ferrari	Date: 03/15/2011
Scott Ferrari-President/COO

Agreed to accepted by:	/s/ Duncan Weir	Date: 03/15/2011
Duncan Weir, Employee

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SCHEDULE A

COMPENSATION

Employee shall receive the following compensation:

a)       Commencing upon the date hereof Employee shall receive 500,000 common shares of SBSI and a gross salary in the sum of $75,000 per annum (the “Base Salary”), payable biweekly, subject to deductions for withholding taxes and/or other appropriate deductions as provided by applicable federal, state and local law, which salary shall includes 10 paid working days for either vacation, sick days or personal days, over and above all legal holidays recognized by Employer as non-working days for all of its employees; salary is to accrue if not paid in full and carry a 10% per annum interest on unpaid salary, plus

b)       Employee shall receive a commission of ten percent (10%) of net profits on all non SBSI graphic/marketing business generated by Graphic Gorilla subsidiary.

c)       Employer will reimburse Employee for his accountable direct expenses in connection with the performance of his duties hereunder including, but not limited to, reasonable travel and hotel for all business related travel. Employee shall provide receipts and other documentation of his expenses as may reasonably be requested by Employer, according to its established policy for all other employees receiving reimbursement of expenses. Any single expense item in excess of $200 shall be approved by Employer in writing prior to being incurred, unless such pre-approval and payment is unreasonable under the circumstances.

d)       Employer shall pay for all supplies needed for the production of all work related to SBSI. Employee will have SBSI invoiced direct for all material requests.

Annual Bonus and Incentive Stock Option Plan.

Cost of Living Adjustment. The parties agree that at the end of each year during the Term hereof, including each renewal thereafter, Employee’s Base Salary shall be increased by an amount determined by multiplying the original Base Salary hereunder by a fraction the numerator of which is the Consumer Price Index for all cities ("CPI") as of January 1, 2010, or such later year as is applicable, minus the CPI as of January 1, 2009 and the denominator of which is the CPI as of January 1, 2009. In the event that the CPI as provided for herein for all cities is no longer published then the parties agree that there shall be substituted therefore such index of consumer prices as most accurately reflects the cost of living in the New York Greater Metropolitan area (defined for the purposes hereof as being New York City, Nassau and Suffolk Counties, Northern New Jersey and Southern Connecticut

a)       Achievement Increases. Employee’s Base Salary and benefits shall be increase upon the happening of the following event as follow:

(i)                   For every 10M (million) starting at 10M and going up from there in sales of SBSI product lines resulting from sales of a single product line or from multi line sales Employee shall receive a salary increase of $20k per annum. This increase will take effect when each full $10M in sales is reached and will not be paid in partial amounts. Once the salary increase is given it cannot be detracted if sales levels fall off.

b)       Incentive Stock Options. In addition to his other compensation hereunder, it is understood and agreed that Employee shall receive the following bonus compensation based upon the achievement of certain operational targets:

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(i)                   For every 10M (million) starting at 10M and going up from there in sales of SBSI product lines resulting from sales of a single product line or from multi line sales Employee shall receive a stock bonus of 10,000 common shares of SBSI. This bonus will take effect when each full $10M in sales is reached and will not be issued in partial amounts. Once this bonus is given it cannot be detracted if sales levels fall off.

(ii)                 Incentive Program. Employee shall also receive as an additional incentive at the end of each of Employer’s fiscal years during the duration of this Agreement, an annual bonus, to be computed within 30 days following delivery to Employer of audited annual financial statements by its independent auditors, which shall be payable 50% in cash and 50% in Common Stock Purchase Options to purchase Shares of SBSI’s common stock as hereinafter provided. The number of such Warrants, and the exercise price thereof shall be determined as follows:

1.       Operational Incentive Bonus. Employee shall be entitled to receive an operational incentive bonus equal to one (1%) percent of Employer’s adjusted gross revenues. For purposes hereof “adjusted gross income” shall be equal to gross revenues less cost of such generating revenues including general and administrative costs of SBSI. In the event that such number shall be a negative number then Employee shall not be entitled to any operational incentive bonus for such fiscal year;

2.       Profit Incentive Bonus. Employee shall be entitled to receive a profit incentive bonus equal to three (3%) percent of Employer’s net pre-tax profit from operations. In the event that such number shall be a negative number then Employee shall not be entitled to any profit incentive bonus for such fiscal year;

3.       Discretionary Bonus. The parties understand and agree that in any year the Board of Directors may, in their sole and absolute discretion, without the participation of Employee in such discussion or vote, may grant such further, additional or other bonus to Employee, which bonus may be in the form of cash payment, additional Options to purchase Shares of the Company’s common stock, or any combination thereof;

4.       Payment of Bonuses. Of the Operational Incentive Bonus and the Profit Incentive Bonus amounts so calculated, FIFTY (50%) PER CENT thereof shall be paid to Employee in cash within 30 days following delivery to Employer of the audited statements prepared by the Company’s independent certified public accountants following the Company’s year end and the remaining FIFTY (50%) PER CENT shall be payable to Employee by the issuance of Common Stock Purchase Options (the “Incentive Purchase Option Amount”) as provided herein below.

5.       Exercise Price: The Company shall then determine the closing bid price for Employer’s common stock as reported by such exchange as the Shares may then be traded on, if any, as of the last trading day of its fiscal year. The exercise price of the foregoing Options shall be equal to such closing bid price. In the event that no trading market then exists for SBSI’s Shares then, in such event, the exercise price of such Options shall be $0.50 per Share. Such Options shall have an exercise period of three (3) years following the issuance thereof;

(iii)                General Option Terms. All of said Options shall be exercisable at any time during the three (3) year period commencing upon the issuance to Employee of the Warrants, EXCEPT THAT should Employee cease to be employed by SBSI at any time during the term of said Options the remaining term of said Options shall immediately be reduced to one year following the date of termination of such employment. It is further understood and agreed that all Options issuable hereunder shall include a cashless exercise provision whereby the holder of such Options may surrender a portion of the Options held in payment for the balance of such Options.

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(iv)               If Employee fails to exercise such Options prior to the expiration of their term then the Options shall be of no further force or effect and Employee shall not be entitled to receive any other or different Incentive Compensation from SBSI. Employee further understands and agrees that neither the Options nor the shares of Common Stock underlying such Options have been registered under the Securities Act of 1933, as amended (the “Act”) and, therefore, there will be substantial restrictions against the sale or transfer of either the Options or the underlying shares unless such shares are subsequently registered under the Act or an available exemption from the registration provisions (Such as those set forth under Rule 144 promulgated under the Act) of the Act. However, SBSI confirms that the Shares underlying such Options shall, subject to any restriction imposed by any underwriter, be included for registration in any future registration of securities by SBSI for sale to the public, up to the limits provided by applicable laws, rules or regulations of the Securities and Exchange Commission. Employee also confirms that at such time as he elects to exercise said Options he will also complete a subscription agreement and investment letter in a form satisfactory to counsel for SBSI. The parties understand and agree that should, during the term or any renewal of this Agreement, SBSI adopt a comprehensive employee stock benefit plan pursuant to which Options, shares or shares underlying options are registered on behalf of other employees of SBSI, then the options and/or underlying Shares referenced herein shall be modified to be included therein. In any event, SBSI hereby further covenants and agrees that the shares of common stock underlying the Options issuable hereunder to Employee will be registered by the Company pursuant to an S-8 Registration Statement, or an equivalent “short-form” registration statement in effect at such time as the use of such short form registration statement becomes available to it.

Specialty Beverage and Supplement Inc.

BY:	/s/ Peter Scalise III	Date: 3/15/2011
Peter Scalise III-CEO/COB

BY:	/s/ Scott Ferrari	Date: 3/15/2011
Scott Ferrari-President/COO

Agreed to accepted by:	/s/ Duncan Weir	Date: 3/15/2011
Duncan Weir, Employee
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